Exhibit 10.10

September 30, 2006

Krystina

Dear Krystina:

On behalf of LegisDiscovery, LLC. (LegisDiscovery), I am pleased to offer you the opportunity to become a member of Legis Discovery. We feel confident that your decision to join our company will prove to be a dynamic step forward in realizing your career goals. Please accept this letter as a formal offer of employment with LegisDiscovery. The following outlines the basic parameters of our mutually agreed upon terms and conditions.

You will join LegisDiscovery as Senior Account Executive, Mclean, Virginia office with your effective employment start date to be October 16, 2006. You will report to our Tyson’s Corner office. As Senior Account Executive, your compensation will be $4166.66 monthly draw versus commissions for one year. Your commissions will be paid on the 7th and 22th of the following month after the company receives payment from your clients. Your commission will be calculated using the attached commission table. The compensation committee will evaluate your compensation annually in December. The granting and amount of any raises and bonuses rests solely with the Company. In addition, should legal action be taken against you by your former company, Legis Discovery agrees to indemnify and provide and pay for your legal counsel as it relates to your non-compete covenants.

As an exempt employee, you will be paid semi-monthly, on the 7th and the 22nd of each month beginning the next pay period. You will be eligible to participate in our health benefits program the first day of the month following the completion of your 90 introductory period.

This offer of employment is contingent upon the satisfactory completion of a background check. If your position requires you to drive a motor vehicle as a part of your job duties, the offer is further conditioned upon a satisfactory motor vehicle records check and your providing us with a valid driver’s license. You will be required to sign an employment agreement and/or non-compete agreement and/or confidentiality agreement.

In addition, it is necessary for you to complete an I-9 Form the first day of employment which verifies your eligibility to work in the United States. On your start date, please bring the required documents, which may include, U.S. Passport, certificate of U.S., citizenship, naturalization certificate, resident alien card with photo identification, social security or birth certificate with photo identification. In conjunction with any laws of this state, your employment with us will be “at-will”. This means that either party, company or LegisDiscovery Team member, may terminate the employment relationship at any time for any reason—with or without notice, with or without cause.

Your agreement of these terms and conditions is required in writing prior to the start date of your employment with LegisDiscovery.

8201 Greensboro Drive	Suite 803	McLean, VA 22102	Tel: 703.288.3380	Fax: 703-288-3801	www.legisdiscovery.com

Once again, we look forward to working with you. I believe that we will have a mutually rewarding relationship and you will be presented with tremendous professional challenges and career opportunities. Please signify below your acceptance of this offer of employment and return to me with your original signature.

If we can be of further assistance, please feel free to contact me with questions at 703-288-3380.

Sincerely,

/s/ Arne Christensen

Arne Christensen

Director of Sales

LegisDiscovery

Krystina Jones

I accept the terms and conditions of LegisDiscovery employment below.

Accepted:	/s/ Krystina Jones	Date:	10/19/06

8201 Greensboro Drive	Suite 803	McLean, VA 22102	Tel: 703.288.3380	Fax: 703-288-3801	www.legisdiscovery.com